Exhibit 99.1

CytoSorbents Corporation (NASDAQ CM: CTSO)

2014 Year End Earnings and Operating Results Conference Call

March 31, 2015 @ 4:15 pm Eastern

This official company transcript has been edited for clarity and does not differ materially from the actual conference call except where noted. Slide numbers have been inserted to allow readers to follow along with the associated presentation.

Operator:

Good day, everyone and welcome to the CytoSorbents 2014 Financial and Operating Results Conference Call. Today’s call is being recorded and at this time I’d like to turn the conference over to our moderator, Lee Roth from The Ruth Group. Please go ahead, Lee.

Lee Roth – Moderator:

Thank you operator and good afternoon. Welcome to CytoSorbents 2014 Operating and Financial Results Conference Call. With us today are:

•	Dr. Phillip Chan, Chief Executive Officer and President
•	Vincent Capponi, Chief Operating Officer
•	Kathleen Bloch, Chief Financial Officer
•	Dr. Christian Steiner, VP of Sales and Marketing from Germany,
•	Dr. Gregory Di Russo, SVP of Clinical Development, who recently joined the management team, and
•	Chris Cramer, VP of Business Development

Before I turn the call over to Dr. Chan, I’d like to remind listeners that during the call, management's prepared remarks may contain forward-looking statements which are subject to risks and uncertainties. Management may make additional forward-looking statements in response to your questions today. Therefore, the Company claims protection under Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from results discussed today and therefore, we refer you to a more detailed discussion of these risks and uncertainties in the Company's filings with the SEC. Any projections as to the Company's future performance represented by management include estimates today as of March 31, 2015 and the Company assumes no obligation to update these projections in the future as market conditions change.

During today’s conference call, we will first have an overview presentation covering the financial and operational highlights for 2014 by Dr. Chan and Ms. Bloch. We again have taken everyone’s submitted questions and will do our best to address them in the presentation, and also in the Q&A session with management to follow. Thanks everyone again for participating.

At this time, I would like to turn the call over to Dr. Phillip Chan. Dr. Chan, go ahead, please.

Phillip Chan - CEO:

Thank you very much Lee and thank you everyone for joining the call today. It is a pleasure to be here and welcome.

I’d like to encourage all new investors to review the presentation on our website which provides detailed background information about the company. 2014 was a fantastic year for our company. For today’s call I will highlight our accomplishments and what we view as drivers of our business in 2015. Then Kathy will go over our financial progress for 2014 and then we will further discuss near term issues and provide guidance on Q1 2015, which ends today. Then the rest of the management team will have remarks that incorporate answers to many of the questions that we received from our analysts and shareholders. An official transcript of today’s call will be available in the next few days on our website at www.cytosorbents.com.

Slide 3: Turning to the presentation, CytoSorbents is well-positioned as a leader in critical care immunotherapy. We are leading the prevention or treatment of life threatening inflammation in the ICU and cardiac surgery, using CytoSorb blood purification.

Slide 4: 2014 was an exceptionally strong year of growth.

Slide 5: First of all, we achieved 2014 CytoSorb sales of $3.1 million which was driven by a growing combination of direct sales, independent distributor sales as well as strategic partner sales with distribution in 29 countries around the world.

Slide 6: This is just a sampling of some photos taken from our 2nd CytoSorb Germany Users Meeting in December of 2014 and a sampling of some of the key opinion leaders who attended this conference and gave their CytoSorb treatment experiences through a number of presentations and posters.

Slide 7: More recently, this is a snapshot of attendees at the first International CytoSorb Users Meeting conducted prior to the ISICEM conference just a couple of weeks ago in Brussels, Belgium. Here we have many key opinion leaders and users with a smattering of distributors and people from our company. As you can see there was a tremendous amount of interest at this meeting.

Slide 8: And here are some pictures from the 2015 ISICEM conference. During this conference, not only did we have our International Users Meeting, but CytoSorb was featured in a couple of presentations in a morning research session on extracorporeal therapies to treat sepsis, and we also held a company-sponsored research symposium during lunchtime. These are just some pictures of our lunch research symposium. It was standing room only. In fact, people were continuing to walk in the door and had to leave because there was just no room for them to sit or stand.

Slide 9: But this interest is also being reflected in the numerous published case reports and studies that have been coming out on a regular basis in peer review journals. These are just some of the titles of the journal articles that have been appearing in literature. These cover a range of illnesses such as severe sepsis and septic shock, liver failure, pancreatitis, complications of cardiac surgery and many others.

Slide 10: Also driving interest in our technology is the fact that we have launched an International CytoSorb Registry being managed and monitored by the University of Jena. This is a GCP, or good clinical practice, registry that is collecting data from all over the world from physicians treating different diseases with CytoSorb. The registry was just launched recently and has garnered a lot of positive enthusiasm by potential users and current users.

Slide 11: And, last but not least, we have also launched our new CytoSorb website. I would encourage everyone to visit www.cytosorb.com to view the website that centralizes much of the current thinking about CytoSorb and CytoSorb treatment. For those who would like to know more about the therapy and how it’s being used to help critically-ill patients, it would make a very interesting read, hopefully.

Slide 12: Another factor driving our success in 2014 was our partnerships with global leaders.

Slide 13: First of all, most of you know that we have partnered with Biocon, India’s largest biotechnology company, more than a year and a half ago. According to Biocon, hundreds of patients have benefitted from CytoSorb therapy and re-orders continue to increase. Biocon continues to market CytoSorb with their critical care antibiotics as the most comprehensive treatment of sepsis. In late 2014, we expanded our agreement beyond sepsis to now include all critical care applications and cardiac surgery that are complicated by a Systemic Inflammatory Response Syndrome (SIRS), in India and select emerging countries. We also negotiated a co-development agreement where Biocon has committed to conduct, fund, and publish results from multiple investigator initiated studies and patient case studies. They have also agreed to an increase in annual minimum purchases which should significantly increase sales over the life of the agreement.

Slide 14: We were also pleased to announce a partnership with Fresenius Medical Care. Fresenius Medical Care is the world’s largest dialysis company and in December 2014 we entered into a six country partnership with Fresenius for the territories of France, Sweden, Norway, Finland, Denmark and Poland to distribute CytoSorb for critical care applications. The exciting part about this partnership is that Fresenius is the number one or number two leader in placement of dialysis machines in the ICU throughout the world and they view CytoSorb as a key part of their growth strategy in critical care medicine. They have a strong sales force and distribution. And to date, CytoSorb has been used on the Fresenius multiFiltrate thousands of times. What this initial partnership also represents is an opportunity for much broader synergy and expansion of this relationship in the future.

Slide 15: In late 2014, we also announced an initial partnership with one of the top four global medical device cardiac surgery companies to use CytoSorb intra-operatively during cardiac surgery initially in France. When we talk about the top four cardiac surgery device companies in the world, we refer to either Medtronic, Sorin, Maquet and Terumo. The initial evaluation of this phase is expected to be completed in the second quarter of 2015 and following a successful evaluation, both parties plan to jointly determine how to potentially expand upon both the size and geographic footprint of this partnership. France is the second largest medical device market and one of the highest volume cardiac surgery markets in the European Union.

Slide 16: Another driver for growth in 2015 and beyond will be our focus on clinical data.

Slide 17: As we have recently discussed, the FDA has recently approved our IDE (investigational device exemption) protocol for the REFRESH study. REFRESH stands for the “Reduction in FREe Hemoglobin” study and is a 20 patient multi-center feasibility study evaluating the safety of CytoSorb used intra-operatively in a bypass circuit in a heart lung machine during complex cardiac surgery. Complex surgery includes things like heart and lung transplant, valve replacement surgery, left ventricular device (LVAD) implantation, aortic reconstruction, congenital defect repair, and many other different procedures. CytoSorb is designed to reduce plasma free hemoglobin and other inflammatory mediators that are generated during the surgery that can cause post-operative complications such as kidney and lung failure following cardiac surgery. We expect that this initial feasibility study will be completed this year and that we will file a pivotal study IDE in cardiac surgery this year as well. This begins the clinical trial process to seek US FDA approval for CytoSorb.

Slide 18: With the recent raise of more than $20 million over the past 12 months, we have been putting that money to good use by building a strong clinical infrastructure on which to drive clinical data. We have recently hired Dr. Gregory Di Russo as Senior VP of Clinical Development. He joins Dr. Robert Bartlett, our Chief Medical Officer, to lead our clinical trial program, both here in the United States as well as in Europe. In the United States, we are currently running a feasibility study in cardiac surgery as well as a future pivotal trial in cardiac surgery that will again be the basis for US approval assuming everything goes well. We are also running a US Air Force funded trauma pilot and will be initiating a sepsis study in the United States as well. In Europe we have recently hired a Medical Director who, with our Director of European Scientific Affairs, is helping to organize and manage more than 50 investigator initiated studies with approximately a dozen of those actively enrolling patients. We expect many of the currently enrolling studies to be completed this year with data presented by investigators in conferences or published abstracts, or in published papers in peer reviewed journals. This group is also managing the European Registry and the publication of many positive case report studies that are making their way through the system. We are also finishing our Dosing study in Germany and there will be a dedicated effort running additional sepsis studies, given that sepsis is the leading indication for our CytoSorb therapy, and now we have the resources to fund them.

Slide 19: Finally, we have benefitted from a tremendous increase in investor awareness. First, we were honored to be awarded the Beacon of Light Award from the New Jersey Technology Council as well as the GREAT Tech Award from Prince William and UKTI, the trade association for the United Kingdom.

Slide 20: But, more importantly we were pleased to announce the up-listing of CytoSorbents to the NASDAQ Capital Market in December 2014. Our average daily trading volume rose from 30,000 shares prior to up-listing to more than 200,000 shares on a daily basis following the up-listing, representing an approximately $3 million in daily trading value. We are very excited to be listed on NASDAQ and are excited about what the future will hold.

Slide 21: In addition, we were listed as the number 11 performing stock on Forbes Best Performing Stocks of 2014 with a 218% return during the year, which we were very pleased with.

Slide 22: We also continue to have positive analyst coverage and investor outreach. We are currently covered by six firms – Brean Capital, HC Wainwright, MLV, WBB Securities, Merriman Capital, as well as Zacks. These reports have been very supportive of our overall goal to become a leader in critical care immunotherapy.

Slide 23: Finally, we have been working actively with our new PR and IR group, The Ruth Group, to increase our media coverage and this is just a sampling of some of the major trade publications where our progress has now appeared. For example, Medical Device Daily, FDA News, BioCentury, Fierce Medical Devices, Microcap Daily, Caridovascular News, Mass Devices and Fierce Drug Delivery.

This summarizes many of our accomplishments in 2014 that lay the foundation for future growth. With that, let me turn it over to Kathy Bloch, our Chief Financial Officer to summarize our operational and financial highlights. Kathy?

Kathleen Bloch - CFO:

Good afternoon everyone. Thank you, Phil.

Slide 24: For today’s call, I will be providing an update regarding CytoSorbents’ 2014 financial highlights, our progress with regard to product sales, and then some information around our cash runway and capital structure. Of course, we encourage everyone listening to refer to our press release and Annual Report on Form 10-K for more detailed information regarding our operating results.

Slide 25: Turning to our financial results, our total revenue for 2014 was approximately $4.1 million, which is an increase of 70% over 2013 total revenues of 2.4 million. In 2014, we achieved record CytoSorb® product sales of approximately $3.1 million, an increase of 282% over 2013 product revenues of approximately $822K. In addition, our gross margins on product sales in 2014 were approximately 63%, as compared to gross margins of 61% for 2013. As we scale production, we expect to realize opportunities to drive incremental margin expansion.

We also note that most of our growth is from recurring product sales, rather than from grant and other income which declined by 38% as a result of the conclusion of several significant grants.

Slide 26: When we look at our year over year sales since we launched CytoSorb in late 2012 as shown on the accompanying chart, we can see the strong sequential gains in product sales. As we have said, we believe we are just scratching the surface, with many existing distributors still in the process of product registration whose first sales have not yet occurred but will be coming in future periods. And as we continue to market the product with new distributors and strategic partners in new territories, we will be focused on expanding our direct sales team. In addition, as we begin to develop clinical data from our Registry, investigator-initiated studies, and our planned FDA trial, we will be able to further accelerate acceptance and adoption of CytoSorb® in the marketplace.

Slide 27: Turning for a moment to quarterly product sales, fourth quarter 2014 CytoSorb® product sales were approximately $871K, an increase of 177% over fourth quarter 2013 product sales of $314K. After five consecutive months of quarter-over-quarter growth, the fourth quarter of 2014 product revenues were lower than the prior quarter. We point out that for the first time in third quarter of 2014, distributor sales accounted for the majority of CytoSorb sales as opposed to direct sales. As a result of the nature of sales to distributors, which can be lumpy, especially with initial orders and in new territories, sales may fluctuate from quarter to quarter. This decrease in sales for the quarter also reflects the restructuring of our direct sales team which Phil will provide more information about later.

Slide 28: Management has previously cautioned investors that quarterly sales may be variable in these early stages of product introduction, due to many factors. This is why we have consistently referenced the twelve-trailing months of CytoSorb product sales as an indication of the future expectations regarding our sales growth. As you can see from the trailing twelve months’ chart, the trajectory remains very positive and we believe that sales momentum remains strong.

Slide 29: In January of 2015 we completed a $10.3 million common stock offering providing net proceeds to the company of $9.4 million. With these funds, plus the $5.5 million that the company had on its balance sheet in December 2014, and the fact that we have no debt whatsoever, we believe we have adequate funding to meet our objectives through to 2016. Also, in preparation for the up-listing we converted all of our Preferred Stock into common stock, and now we have a clean capital structure with one class of common stock which on a fully-diluted basis represents approximate 28.4 million common shares.

Now, I’d like to turn the call back to Phil. Phil?

Phillip Chan - CEO:

Slide 30: Thank you, Kathy. Now I’d like to provide a quick outlook for 2015. To reiterate, the outlook continues to remain strong, with demand and interest in CytoSorb continuing to grow internationally.

Slide 31: To remind investors, this is a $20 billion opportunity in critical care with millions of people admitted to the intensive care unit in hospitals worldwide every year with inflammatory conditions such as sepsis, burn injury, severe lung injury, trauma, pancreatitis, influenza and complications of surgery. In these conditions, massive inflammation is driven by cytokine storm causing cell death and organ failure. Currently, nearly half of all deaths in the ICU are due to organ failure with no effective therapies. Because of the lack of effective therapies, approximately one in every three patients die and the cost can be staggering. Lack of active therapies can lead to patients lingering days to weeks in the ICU at a cost of $2,000-3,000 per day on average. It is not surprising that we spend nearly one percent of our Gross Domestic Product on critical care medicine every single year because of a lack of active and effective therapies.

Slide 32: CytoSorb is a very unique product because it removes the fuel to the fire of inflammation and represents a powerful immunotherapy tool to control inflammation. Again, this is a product that is approved in the European Union as the only specifically approved cytokine adsorber. It is clinically proven to remove key cytokines in the blood of critically-ill patients. And, it is approved in any situation where cytokines are elevated. To date it has been used in more than 5,500 human treatments where it has been safe and well-tolerated.

Slide 33: The goal, again, is to try to prevent or treat organ failure. Rather than letting patients suffer from the devastation of severe inflammation that can lead to multiple organ failure that requires life support machines like mechanical ventilation and dialysis, our goal is to intervene early and control this deadly inflammation and thereby prevent organ failure from happening. This would help to reduce the severity of illness and help get these patients out of the ICU faster, thereby potentially improving patient outcome and survival, while decreasing the exorbitant cost of ICU and patient care. We firmly believe, based on the weak competitive landscape that currently exists, that we have a very unique opportunity to revolutionize critical care medicine with our therapy.

Slide 34: Because of that, CytoSorbents has tremendous potential as a company. This, again, is a massive $20 billion unmet medical need worldwide. CytoSorb sales continue to advance, with the prospects of significant future growth at attractive current gross margins that exceed 60 percent. We continue geographic expansion throughout the world and expect to expand significantly in 2015. We now have FDA approval of our IDE application to run a US cardiac surgery pilot study, bringing the CytoSorb story home to the United States, and planting the seeds for US approval with CytoSorb. We continue to expand with existing strategic partnerships and seek potential new ones as well. And, with our NASDAQ Capital Market listing and clean cap structure, this dramatically changes the profile of the company and the ability for institutional and retail investors to invest.

Slide 35: With that being said, we do have our near-term challenges and one of the things that I wanted to cover today was what we are targeting for 2015 after a strong 2014.

Slide 36: As we stated at the beginning of 2014, our goal was to expand our sales team in Europe significantly, from 4 sales people (including our VP of Sales and Marketing) and 1 clinical support person in 2013, to 10 sales reps focused on both cardiac surgery and critical care, as well as product and clinical support specialists, as well as distributor support in 2014.  And I’m pleased to say we did this. And, we executed on a very broad strategy to get this done.

Slide 37: [This section has been slightly modified for clarity] However, growing a strong core sales team quickly is often a challenging task and we certainly faced our share of growing pains.  In an effort to create an outstanding core sales team, we have been in the process of restructuring our direct sales force. First, we felt it necessary to support our dramatically expanding international distribution and partner network with someone who is very experienced with CytoSorb and can help teach our distributors and their sales teams about the advances in CytoSorb therapy that are happening elsewhere in the world. At the beginning of Q4, we promoted our Sales Director, who is one of our lead sales people and who was selling in northern Germany, to become International Sales Director.  His replacement in Northern Germany joined us in Q1 and is excellent, but has not yet come up fully to speed, leaving a shortfall in sales in this territory.

In addition, despite a tremendous amount of time and effort in selecting, hiring and training our new sales people, during Q1 we let 4 existing sales people go in order to find stronger replacements who are better equipped to sell our therapy. The good part is that the remaining team, including recent additions to distributor support, product support and clinical support, is outstanding. However, this has created a significant gap in sales coverage in our direct sales territories (given that we divide Germany into multiple territories with 1 sales representative in each territory), which we believe has resulted temporarily in lower direct sales. We continue to see strong interest throughout Germany, but we still need representatives on the ground with a strong physician network that can properly detail the product and provide support and education at the reimbursement level, the hospital administration level, the physician level and the nursing level. This is similar to every other medical device company and is not unique to our company or product.

Although painful, we believe these changes are necessary and will have a significantly positive benefit in the second half of 2015. However, in the near term, taking into account this transition and adjusting for the approximately 22% drop in the Euro against the dollar in the first quarter versus a year ago, we anticipate that Q1 2015 sales will show approximately 45% year-over-year growth, but be slightly lower than Q4 2014.

Slide 38: [This section has been slightly modified for clarity] As Kathy mentioned, in general our product sales are dependent on the timing and size of orders, and generally cannot be accurately predicted. But as we have done in the past, we have given guidance when data from the full quarter is known or at least can be estimated. Currently we expect that Q1 2015 CytoSorb® product revenue will be in the range of $700,000 to $725,000 on an unaudited basis. Adjusting for the impact in the change in the Euro, which has dropped 22 percent from a year ago, this is equivalent to an adjusted range of approximately $800,000 to $850,000. We expect restructuring of the sales force to be completed within the upcoming months. In the meantime, investors should expect that near-term growth will be driven predominantly by distributor and strategic partner sales.  We expect to add several more international distributors in Q2 2014, and expect to see Fresenius begin selling in Q2 of this year and for certain key distributors such as the Middle East to come on-line as well. We believe that growth in direct sales will resume in the second half of 2015. Despite these short-term issues, because of the interest and usage that we see in the market, we remain very optimistic about achieving significant year-over-year growth in CytoSorb sales in 2015 vs. 2014.

So with that, let me turn it over back to Lee. Lee?

Lee Roth - Moderator:

Thank you Dr. Chan. Over the last week, we have collected a number of questions from investors.

Q: First question is for Christian, can you give some color on the level of interest in CytoSorb in our direct sales markets as well as internationally?

Christian Steiner:

The past year was a record year for the introduction of CytoSorb with impressive development in different markets. We are seeing strong growth in awareness of and interest in our CytoSorb-Therapy not only in Germany, but also internationally. Since our last call, we have attended four national and one international congress, we conducted the National Users’ meeting in Germany in December and the First International Users’ Meeting in Brussels. We see that the interest and discussion within the targeted communities is increasing dramatically. There have been a number of presentations in the main programs of the congresses which have highlighted our technology. One clearly can see that our efforts to create awareness and interest are starting to pay off. This progress obviously has to translate into sales. Also, we expect to show initial results from single center clinical studies in the coming months and these results should be a catalyst for accelerated sales growth.

So the ground has been prepared and efforts are ongoing, but the harvesting will follow and will get more and more significant.

Q: Thank you very much. What is the purpose of the registry?

The International CytoSorb Registry is truly an asset for the future development and introduction of the CytoSorb therapy. It is developed in collaboration with the Center for Clinical Studies (ZKS) and the Center for Sepsis Control and Care (CSCC) of the University of Jena. It is the first registry of its kind, which is designed to go along with the introduction of a medical device-based therapy in sepsis and fulfills the highest standards of the FDA and the operating principles of clinical quality registries of the U.S. Department of Health and Human Services. The data quality is comparable with those of randomized controlled trials.

The registry is an important part of our strategy to obtain and generate medical evidence and is focused on ensuring the safety as well as showing real-life efficacy of the therapy. Also, we believe this platform is encouraging interested physicians to try using CytoSorb and to be part of a great project with a potentially huge impact on the standards of intensive care medicine.

Q: When do you expect to have your sales force back in line?

We have discussed in the past that due to the good economic development and low unemployment in Germany, it is very difficult to find and hire sales representatives best suited for introducing a new therapy such as CytoSorb out of other companies. However, based on the candidates we have screened, I am very confident that we will be back at full strength at the end of Q2 despite the long notice times of high profile sales reps. In this context, it is very helpful that our company has made such dramatic progress in the past year and we are in fact a hot topic in the medical device community. Furthermore, the financial condition of the company has been strengthened so that the perceived risk for new high quality employees is diminishing.

Q: Thanks very much Christian. Greg, you’re the newest member of the management team, recently joining CytoSorbents as SVP of Clinical Development. Can you disclose the intended US study sites and status of IRB applications / approvals? And when do you estimate enrollment might begin?

Greg Di Russo:

Our planned study has been approved by the FDA and we will enroll 20 patients undergoing complex cardiac surgery. All patients will be treated with CytoSorb therapy during their cardiac surgery procedure. We are in discussion with a number of major cardiac surgical centers to find the best centers for execution of this study. We are in the process of qualifying and finalizing participating sites. Enrollment is contingent upon IRB approval and site readiness to start the trial.

Q: Some other investors were a little surprised with the 20 patient feasibility trial being required prior to the FDA pivotal trial. Can you comment on this?

The study originally submitted to FDA as part of our IDE was a larger study that included an interim analysis. This was essentially a pilot or feasibility study embedded in a larger study. Feedback from FDA indicated that their preference was for a separate pilot study which is the study that is currently approved. To be clear, while the Frank Born study done in Germany is important and provides valuable data on safety and efficacy of CytoSorb used in the intraoperative cardiac surgery setting, the retrospective control group as well as the fact that the study was conducted at a single center in Germany limits the interpretation as viewed by FDA.

Q: Can you talk about the reception that the CytoSorb registry has received and are you seeing a regular flow of submissions from users?

We have 30 centers engaged at the present time. This registry has been developed in accordance with FDA and ICH guidelines to provide robust data on CytoSorb usage. Professor Frank Brunkhorst at Jena University Hospital in Germany is running this registry. At the recent CytoSorb International Users meeting, during the ISICEM critical care meeting in Brussels earlier this month, Professor Brunkhorst made a presentation on the registry that was very well received and it is anticipated that as many as 1,000 patients may be included by the end of 2015.

Q: When do you expect to have initial data from the German cardiac surgery study?

This is a 300 patient, 3-arm randomized study with 100 patients in each arm. The three arms of the study are 1) patients undergoing cardiac surgery with the heart lung machine including CytoSorb therapy 2) patients undergoing cardiac surgery with the heart lung machine but without CytoSorb, and 3) patients undergoing off-pump coronary artery bypass procedures. The study is conducted at the University of Cologne and is over one third enrolled at this time.

Q: Another topic on many people’s minds is the progress regarding the new manufacturing facility. Vince, can you provide us an update?

Vince Capponi:

With our infrastructure improvements in place we have begun to increase output from our existing facility. We are in the early stages of this capacity increase but we are increasing output in a steady and methodical fashion from the existing facility. As we mentioned in our previous updates, the additional capacity will bridge our transition from the current location into a new facility as well as address supply for CytoSorb in support of our increasing global footprint.

Since our last meeting we have screened over 20 sites in both New Jersey and Pennsylvania. With the objective of moving into an existing facility with infrastructure we can leverage to minimize the need for extensive modification and allow for occupancy in a timely manner, at this point we have narrowed and completed onsite visits to 6 facilities. Of the 6 facilities, we have identified 2 lead facilities and commissioned our engineering firm to perform a detailed site review of those facilities and cost estimates to occupy those sites based on our current manufacturing specifications. We will consider both geographic and capital requirements, as well as state economic incentives as part of our decision making process and look to make a decision in the near future.

Q: Chris, CytoSorbents signed a multi-country agreement with Fresenius Medical Care at the end of 2014. Can you tell us more about the partnership and where things stand in terms of initiating FMC-led marketing and sales efforts?

Chris Cramer:

Thanks Lee. We’re excited to be working with Fresenius Medical Care. As Phil mentioned, FMC is the world’s leading provider of dialysis services and maintains a significant installed base of dialysis equipment in hospitals throughout the world. In an effort to extend their market leadership, FMC has committed to growing its acute care business with CytoSorb as a focal point of their strategy. Under the terms of the agreement, FMC will have the exclusive rights to distribute CytoSorb for critical care applications in France, Poland, Sweden, Denmark, Norway, and Finland. Although not now, this may become an important relationship for us.

Currently, we’re working through several one-time, start-up activities such as registering the product in the territory, coordinating the commercial and quality operations, and conducting training for the FMC sales and marketing teams assigned to CytoSorb. Overall, things are going very well and we anticipate “going live” with active promotion and sales efforts in the near term.

Together with FMC, we’re working hard to ensure a successful product launch for CytoSorb, and I look forward to reporting on our progress on future earnings calls.

Q: CytoSorbents also announced an initial partnership with a leading global cardiac surgery company. Can you please give us an update and talk about what we can expect in the future?

Yes, towards the end of 2014 we announced this partnership which focuses on the intra-operative use of CytoSorb during cardiac surgery and distribution rights to France. Under the terms of the agreement, we’ll start with an initial evaluation period to determine various market parameters, obtain clinical data, and build key opinion leader support in France.

Recently, with support from the partner, we formally launched the market evaluation by training the first French cardiac surgery team consisting of a world-renown cardiac surgeon, perfusionist, and anesthesiologist on the intra-operative use of CytoSorb. This team will be responsible for conducting a series of patient cases using CytoSorb in high risk cardiac surgery procedures and reporting back their experience so that the parties may jointly determine how to expand upon both the size and geographic footprint of the partnership. Our goal, and the reason we selected this approach, is to enable the partner to gain first-hand knowledge and experience with CytoSorb. In my discussions with the partner, they’ve been very enthusiastic about CytoSorb and see the opportunity to introduce it into more of their customer accounts.

Over the coming weeks, we’ll work together with our cardiac partner to ensure that these high risk cardiac surgery cases utilizing CytoSorb are successful. By doing so, we seek to lay the foundation for an expanded partnership in this country and potentially abroad.

Well, I believe we have covered the major questions. Dr. Chan, do you have any closing remarks?

Dr. Chan:

Thank you, Lee. Thank you everyone for participating on the call today. If you have any additional questions, feel free to forward them to Ms. Amy Vogel at avogel@CytoSorbents.com and we will try to address them in our next update. Thank you again and have a great evening.

Operator: Thank you. That does conclude our conference for today. I’d like to thank everyone for their participation and have a great day.